BioVie Announces Amended Terms for Asset Acquisition from Privately Held NeurMedix

SANTA MONICA, Calif., May 10, 2021 (GLOBE NEWSWIRE) -- BioVie Inc. (NASDAQ: BIVI) ("BioVie" or "Company"), a clinical-stage company developing innovative drug therapies for chronic debilitating liver diseases, today announced amendments to certain terms for the previously announced acquisition of the biopharmaceutical assets of NeurMedix, Inc., (NeurMedix), a San Diego based privately held clinical-stage pharmaceutical company focused on novel therapeutic assets for the treatment of neurodegenerative and neurological disorders, as well as certain cancers. The pivotal Phase 3 Alzheimer’s study is expected to begin this summer.

Under the amended terms of the agreement, the upfront consideration BioVie will pay to NeurMedix remains unchanged. Payment of additional stock consideration as various significant clinical, regulatory, and commercial milestones are met has been amended to be made in fixed share amounts as follows:

•	Payments at closing
o	8,361,308 newly issued BioVie shares
o	Approximately $3.0 million in cash

•	An additional $7.3 million cash payment payable upon the pivotal Phase 3 clinical trial for NeurMedix’s Alzheimer’s drug candidate has met its primary endpoint(s) and the successful raise of $50 million of new capital.
•	Amended contingent payments in additional BioVie shares (capped at 87.5% ownership, down from the previous 89.9999% cap) upon achievement of significant milestones
o	4.5 million shares upon hitting endpoints in pivotal trials
o	4.5 million shares upon FDA acceptance of NDA filing
o	4.5 million shares upon FDA approval of NDA
o	4.5 million shares upon achieving $1.0 billion trailing 12-month net sales

Before the amendment, BioVie was obligated to issue up to $3.0 billion of BioVie shares upon the achievement of the significant milestones. After the amendment, the contingent stock consideration has been capped at 18 million shares.

The transaction is expected to close in June 2021.

Advisors

Moelis & Company LLC is acting as exclusive financial advisor to BioVie. Hogan Lovells is serving as legal counsel to BioVie, and Greenberg Traurig is serving as legal counsel to NeurMedix. The Weinstein Group advised BioVie in the scientific diligence of the NeurMedix assets and clinical trial plans.

About NeurMedix, Inc.

NeurMedix, Inc. is a clinical-stage biopharmaceutical company that engages in developing products for the treatment of neurological and neuro-degenerative disorders and certain cancers. The company’s new drug candidate has successfully completed 11 pre-clinical, and 6 Phase 1, Phase 1/2, and Phase 2 clinical studies in various inflammatory diseases indicating its broad effect in inhibiting inflammatory cascade without evidence of immunosuppression. In addition to Alzheimer’s Disease, NeurMedix plans to enter clinical trials for the treatment of Parkinson’s Disease and several oncological indications. The company’s focus is on diseases with significant unmet medical needs and commercial potential in order to expedite FDA review, minimize capital requirements and optimize shareholder value.

About BioVie’s Liver Cirrhosis Program

BioVie Inc. is developing BIV201 (continuous infusion terlipressin) an Orphan drug candidate for the treatment of ascites due to advanced liver cirrhosis. First-to-market Orphan therapies typically receive 7 years of market exclusivity in the US for the designated use. The initial disease target for BIV201 therapy is ascites, which is a serious complication of advanced liver cirrhosis, and future development opportunities include hepatorenal syndrome (HRS) and other life-threatening complications. The Company recently initiated patient screening in its second US Phase 2 clinical trial, and upon completion will commence a pivotal Phase 3 trial shortly thereafter. The trial design is summarized on www.clinicaltrials.gov, trial identifier NCT04112199. The FDA has never approved any drug specifically for treating ascites, and the Company is not aware of any competing drugs in late-stage development for ascites. The active agent in BIV201, terlipressin, is approved for use in about 40 countries for the treatment of related complications of advanced liver cirrhosis but is not available in the US or Japan. For more information, visit http://www.biovieinc.com/.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our clinical trials and to obtain approval for our product candidates, to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contact:

INVESTOR RELATIONS:
Bruce Mackle

Managing Director

LifeSci Advisors, LLC

bmackle@lifesciadvisors.com